Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics Reports 76% Decrease in First Quarter

2009 Net Loss Attributable to Common Shareholders;

Completion of Pixantrone NDA Submission

on Track for Second Quarter 2009

Pixantrone Named-Patient Program Initiated in Europe

May 7, 2009 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) reported recent accomplishments and financial results for the quarter ended March 31, 2009.

“Our focus for the first half of 2009 was to initiate and complete the NDA submission for pixantrone while we implemented final steps in our cost cutting efforts and raised much needed operating capital on the least dilutive terms possible—all while cleaning up the Company’s capital structure,” said James A. Bianco, M.D., CEO of CTI. “We are pleased with our results as reflected in our first quarter financials. We have cut our net operating losses attributable to common shareholders by 76%, raised gross proceeds of $44.3 million in 2009 and eliminated all of our outstanding preferred stock, while staying on track to complete the NDA submission for pixantrone in June 2009.”

Recent Highlights

•

Initiated a rolling submission of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for pixantrone and are targeting completing this NDA submission in June 2009, which if granted priority review could lead to an FDA approval decision as early as December 2009.

•	Pixantrone Phase III study results to be presented at the American Society of Clinical Oncology Conference on June 1, 2009.

•	Pixantrone is now available through a named-patient program in Europe.

•

Raised $23.8 million through the sale of Series 1 Preferred Stock to a single institutional investor and upon the exercise of the associated common stock warrants. The investor subsequently converted 100% of the Series 1 Preferred Stock to common stock. CTI has no remaining issued or outstanding preferred stock.

•

Received $20.5 million in gross proceeds in 2009 from Spectrum Pharmaceuticals, Inc. associated with the initial divestiture of Zevalin to the joint venture with Spectrum and the subsequent sale of CTI’s remaining interest in this joint venture (total $28.0 million received to date with up to an additional $3.5 million owed).

www.CellTherapeutics.com

Total net operating expenses decreased $21.8 million, or 77%, to $6.6 million for the quarter ended March 31, 2009 compared to $28.4 million for the same period in 2008 as a result of a $10.2 million one-time gain on the sale CTI’s investment in the Zevalin joint venture coupled with a decrease in research and development expenses. Excluding the one-time gain, total net operating expenses decreased 41% over the same period last year. Research and development expenses decreased 7.9 million, or 50%, to $8.0 million for the current quarter compared to $15.9 million for the same period in 2008 as the result of cost reduction initiatives and expenses related to our clinical trial programs. Net loss attributable to common shareholders decreased $41.5 million, or 76%, to $13.1 million ($0.05 per share) for the quarter ended March 31, 2009, compared to $54.6 million ($7.68 per share) for the comparable period in 2008. The reduction in net loss per share is primarily due to an increase in the number of shares outstanding, reduction of expenses and gain on sale of CTI’s investment in the Zevalin joint venture.

CTI had approximately $0.7 million in cash and cash equivalents, securities available-for-sale, and interest receivable as of March 31, 2009. In addition, on April 3, 2009, CTI received $6.5 million in gross proceeds from Spectrum associated with the sale of its interest in the Zevalin joint venture and expects to receive up to an additional $3.5 million upon the completion of Spectrum’s payment obligations to CTI. In April 2009 CTI received $20.0 million in gross proceeds upon the sale of its Series 1 Preferred Stock and an additional $3.8 million upon the exercise of the associated common stock warrants in May 2009.

Conference Call Information

On Thursday, May 7, 2009, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific members of Cell Therapeutics, Inc.’s (CTI) (NASDAQ and MTA: CTIC) management team will host a conference call to discuss CTI’s 2009 first quarter achievements and financial results.

Conference Call Numbers

Thursday, May 7

8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-888-561-1799 (US Participants)

1-480-629-9867 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4066143

Live audio webcast at www.celltherapeutics.com will be archived for post listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

www.CellTherapeutics.com

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with pixantrone in particular including, without limitation, the results of complete safety information, the failure to receive anticipated number of requests for pixantrone to treat specific patients, the potential failure of pixantrone to prove safe and effective for treatment of relapsed aggressive NHL as determined by the FDA, the possibility that the NDA submission will not be completed in the second quarter of 2009, that priority review will not be granted by the FDA and that a decision by the FDA is not rendered in late 2009, the possibility that we may not receive all of the additional amount owed to us by Spectrum, our ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in our filings with the Securities and Exchange Commission including, without limitation, our most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, we do not intend to update or alter our forward-looking statements whether as a result of new information, future events, or otherwise.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: media@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Product sales	$—	$3,374
License and contract revenue	20	20

Total revenues	20	3,394

Operating expenses, net:
Cost of product sold	—	890
Research and development	7,956	15,855
Selling, general and administrative	8,874	11,210
Amortization of purchased intangibles	—	397
Gain on sale of Zevalin	(10,244)	—

Total operating expenses, net	6,586	28,352

Loss from operations	(6,566)	(24,958)
Other income (expense):
Investment and other income, net	34	260
Interest expense	(1,617)	(1,985)
Amortization of debt discount and issuance costs	(4,851)	(10,944)
Foreign exchange gain (loss)	41	(2,237)
Make-whole interest expense	(6,345)	(7,781)
Gain on derivative liabilities, net	5,622	11,744
Loss on exchange of convertible notes	—	(2,295)
Equity loss from investment in joint venture	(1,204)	—
Settlement expense	(170)	—

Net loss before noncontrolling interest	(15,056)	(38,196)
Noncontrolling interest	89	32

Net loss attributable to CTI	(14,967)	(38,164)
Gain on restructuring of preferred stock	2,116	—
Preferred stock dividends	(23)	(242)
Deemed dividends on conversion of preferred stock	(250)	(16,198)

Net loss attributable to CTI common shareholders	$(13,124)	$(54,604)

Basic and diluted net loss per common share	$(0.05)	$(7.68)

Shares used in calculation of basic and diluted net loss per common share (1)	285,525	7,107

Balance Sheet Data:

	(amounts in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents and securities available-for-sale	$748	$10,671
Restricted cash	—	6,640
Working capital	(22,776)	(14,141)
Total assets	42,933	64,243
Convertible debt	119,030	142,373
Accumulated deficit	(1,325,444)	(1,312,320)
Total deficit	(115,984)	(132,061)

(1)	Amounts reflect a one-for-ten reverse stock split of our common stock effective August 31, 2008.